                                                                    EXHIBIT 99.2

                                     [LOGO]

                         OLD KENT FINANCIAL CORPORATION
                              111 Lyon Street N.W.
                          Grand Rapids, Michigan 49503

                              January      , 2001


Dear Fellow Shareholder,


     Old Kent Financial Corporation will hold a special meeting of its shareholders, on March 13, 2001 at 10:00 a.m., Eastern Standard Time, in the Gillett Auditorium at Old Kent Bank, 111 Lyon Street N.W., Grand Rapids, Michigan. The only purpose of the meeting is to consider and vote upon a proposal to approve the amended and restated agreement and plan of merger, dated as of January 16, 2001, by and among Fifth Third Bancorp, Fifth Third Financial Corporation, and Old Kent Financial Corporation relating to, among other matters, the merger of Old Kent Financial Corporation with and into, Fifth Third Financial Corporation, a wholly-owned subsidiary of Fifth Third. A copy of the agreement and plan of merger is attached as Annex A to the proxy statement/prospectus accompanying this notice.


     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY VOTED TO ADOPT THE AGREEMENT AND PLAN OF MERGER AND RECOMMENDS YOU VOTE "FOR" THE PROPOSAL.


     Only shareholders of record at the close of business on January 19, 2001 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of that meeting.


     YOUR VOTE IS VERY IMPORTANT! A VOTE FOR THE PROPOSAL BY AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF OLD KENT COMMON STOCK ENTITLED TO VOTE IS REQUIRED TO APPROVE THE AGREEMENT AND PLAN OF MERGER. To ensure that your shares are voted at the special meeting, please sign, date and promptly mail the accompanying proxy card in the enclosed envelope. If you hold shares of Old Kent common stock directly in your name, you may also vote over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. Any shareholder of record present at this meeting or at any adjournments or postponements of the meeting may revoke his or her proxy and vote personally on each matter brought before the meeting.

     Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions. Please contact the person responsible for your account and instruct him/her to execute a proxy card on your behalf. You should also sign, date and mail your proxy at your earliest convenience.


     Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the matters proposed for your consideration at the special meeting. Should you have any questions or require assistance, please call D.F. King & Co., Inc., who is assisting us, at (800) 207-3156.


David J. Wagner                                             Mary E. Tuuk
Chairman of the Board,                                      Senior Vice President and Secretary
President and Chief Executive Officer

     THE BOARD OF DIRECTORS OF OLD KENT FINANCIAL CORPORATION UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.